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                                                                       EXHIBIT 5
                                [Letterhead of]

                            CRAVATH, SWAINE & MOORE
                               [New York Office]
                                                                    May 11, 1999


                        Crown Castle International Corp.
                        --------------------------------
                 200,000 Shares of 12 3/4% Senior Exchangeable
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                            Preferred Stock Due 2010
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            12 3/4% Senior Subordinated Exchange Debentures Due 2010
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                                 Exchange Offer
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Ladies and Gentlemen:

          We have acted as counsel for Crown Castle International Corp., a Delaware corporation (the "Company"), in connection with the filing by the Company with the Securities and Exchange Commission of a registration statement on Form S-4 under the Securities Act of 1933, Registration No. 333-71715 (the "Registration Statement"), relating to the proposed issuance and exchange of 200,000 shares of its 12 3/4% Senior Exchangeable Preferred Stock due 2010 (the "New Preferred Stock"), to be registered under the Securities Act of 1933, as amended, (the "Securities Act") for a like number of its outstanding 12 3/4% Senior Exchangeable Preferred Stock due 2010 (the "Old Preferred Stock")and in connection with the registration under the Securities Act of its 12 3/4% Senior Subordinated Exchange Debentures (the "New Exchange Debentures"). The New Preferred Stock are to be issued pursuant to the Certificate of Designations which was filed with the office of the Secretary of State of the State of Delaware on December 18, 1998 (the "Certificate of Designations"). The New Exchange Debentures, if issued, will be issued pursuant to the Exchange Indenture between the Company and the United States Trust Company of New York, as Trustee, dated as of December 21, 1998 (the "Exchange Indenture"). Capitalized terms used but not defined herein shall have the meanings assigned thereto in the Registration Rights Agreement (as defined below).

          In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or appropriate for the purposes of this
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opinion, including: (a) the Restated Certificate of Incorporation of the
Company; (b) the By-laws of the Company; (c) resolutions adopted by the Board of Directors of the Company on November 30, 1998 and by the Placement Committee of the Board of Directors of the Company on December 16, 1998; (d) the Registration Statement; (e) the Registration Rights Agreement dated December 21, 1998 among the Company, Lehman Brothers Inc., Salomon Smith Barney Inc. and Goldman, Sachs & Co. (the "Registration Rights Agreement"); (f) the Certificate of Designations; (g) a specimen certificate representing the Shares of Exchangeable Preferred Stock set forth as an exhibit to the Certificate of Designations; and
(h) the Exchange Indenture.

          In rendering the opinions contained herein, we have assumed (a) that each of such parties has the legal power to act in the respective capacity or capacities in which it is to act thereunder, (b) the authenticity of all the documents submitted to us as originals, (c) the conformity to the original documents of all documents submitted to us as copies and (d) the genuineness of all signatures on all documents submitted to us.

          Based upon the foregoing, we are of the opinion that:

          1. The New Preferred Stock have been duly authorized by the Company and, when executed and counter-signed in accordance with the provisions of the Certificate of Designations and issued, registered and delivered in exchange for the Old Preferred Stock pursuant to the Registration Rights Agreement, and assuming the New Preferred Stock is in the form filed as an exhibit to the Certificate of Designations, will have been validly issued, fully paid and non-assessable.

          2. The Exchange Indenture has been duly authorized, executed and delivered by the Company, and, assuming due authorization, execution and delivery by the Exchange Trustee, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors' rights generally from time to time in effect and to general principles of equity, including concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether considered in a proceeding in equity or at law); and

          3. The New Exchange Debentures have been duly authorized by the Company and, when executed and authenticated in accordance with the terms of the Exchange Indenture by the Exchange Trustee, upon delivery to the holders of the New Preferred Stock in exchange for shares of the New Preferred Stock, will have been validly issued and delivered and will constitute legal, valid and binding obligations of the Company
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entitled to the benefits of the Exchange Indenture and enforceable against the
Company in accordance with their terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors' rights generally from time to time in effect and to general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether considered in a proceeding in equity or at law).

          We are admitted to practice in the State of New York, and we express no opinion as to matters governed by any laws other than the laws of the State of New York and the Federal laws of the United States of America.

          We are aware that we are referred to under the heading "Legal Matters" in the Registration Statement, and we hereby consent to (i) the use of our name in the Registration Statement and (ii) the filing of this opinion as an exhibit to the Registration Statement.


                                    Very truly yours,

                                    /s/ Cravath, Swaine & Moore



Crown Castle International Corp.
     510 Bering Drive, Suite 500
          Houston, TX 77057

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